EXHIBIT 23.2

Mississippi Chemical Corporation was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference in Mississippi Chemical Corporation's registration statement (No. 33-59577) on Form S-8 Arthur Andersen LLP's report dated June 8, 2001, on the financial statements of Mississippi Chemical Corporation Thrift Plan Plus as of December 31, 2000 and 1999. However, Rule 437a of the Securities Act permits Mississippi Chemical Corporation to file its Annual Report on Form 11-K without the written consent of Arthur Andersen LLP. The absence of such consent may limit recovery by investors on certain claims, including, without limitation, claims arising under Section 11 of the Securities Act.